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                                                                    Exhibit 6.4

EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of October 6, 1997, by and between Gary A. Miller ("Executive") and Food Extrusion, Inc., a Nevada corporation (the "Company") with its principle place of business in the State of California.

WITNESETH:

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Company and the Executive agree as follows:

Employment and Duties. Effective October 6, 1997 (the "Commencement Date"), the Company agrees to employ Executive as Vice President Research and Development, and Executive agrees to serve the Company in such capacity. Executive agrees to devote substantially all of his normal business time and efforts during normal business hours to the performance of his duties under this Agreement. Executive shall report to the Chief Executive Officer. Key responsibilities include managing all aspects of product, process and clinical research. All laboratory functions, including analytical and microbiological, report to Executive. Executive shall be responsible, in cooperation with the Vice Presidents of Operations and Marketing, for product quality standards. Executive's key objectives shall include providing the scientific basis for FoodEx product benefit claims in support of the successful introduction of FoodEX based products by major new customers.

Compensation.

Base Salary: Withholding. The Company shall pay Executive a base salary of $150,000 per year payable in accordance with the Company's standard payroll practices, with such base compensation subject to increase from time to time (but no less frequently than annually) in the good faith discretion of the Chief Executive Officer and the Board of Directors. The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Executive hereunder.
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Annual Cash Bonus. The Company shall pay Executive an annual cash bonus on April
1, 1998, and annually thereafter, in such amounts as the Chief Executive Officer and the Board of Directors may decide after good faith and reasonable determination of Executive's efforts during the prior year and the results thereof.

Stock Option. The parties acknowledge and agree that, as additional incentive to Executive, Executive shall be granted, immediately upon execution of this Agreement, an option (the "Option") to purchase 200,000 shares of Company common stock ("Shares") at an exercise price equal to .667 times the closing price of the Shares on the Commencement date of this Agreement (the "Option Price") pursuant to an option agreement attached hereto as Exhibit A (the "Option Agreement").

Incentive Plans. In addition to all other benefits and compensation provided by this Agreement, Executive shall be eligible to participate in such of the Company's equity, compensation and incentive plans as are generally available to any of the management executives of the Company, including without limitation any executive bonus or incentive compensation plans.

Vacation. Executive shall be entitled to such vacation time with full pay as the Company may provide in its standard policies and practices for any other management executives; provided, however, that in any event Executive shall be entitled to a minimum of four weeks annual paid vacation time.

Temporary Living and Relocation Expenses: The Company shall reimburse Executive for: movement of household goods including two (2) automobiles from the current location to the Sacramento Metropolitan area. This includes packing, unpacking and if required, storage for up to three (3) months. If any items are dropped at the temporary living location, it is the responsibility of the transferee to move them to the final location; Two (2) apartment/home finding trips to include travel, reasonable lodging, meals, rental car and/or mileage allowance, for the employee and spouse only. A maximum of 4 days will be allotted per trip. All similar costs of travel, lodging, etc. during actual relocation are included; and If necessary, temporary living benefits for up to thirty (30) days to the extent that such costs are greater than those incurred at previous principal residence.

Other  Benefits.  Executive  shall  participate  in and have the benefits of all

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present  and  future  holiday,   paid  leave,  unpaid  leave,  life,   accident,
disability, and health insurance plans, pensions, profit-sharing and savings plans, a $600 montly care allowance and all other plans and benefits which the Company now or in the future from time to time makes available to any of its officer level executives with comparable positions reporting to the Chief Executive Officer.

Business Expenses. The Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive.

Termination by the Company Without Cause.  The Company may, by delivering  sixty
(60) days' prior written notice to Executive, terminate Executive's employment at any time and without Cause (as defined below) by: paying to Executive, no later than the date of termination, a lump sum equal to: Executive's base salary accrued through the date of termination; all accrued vacation pay and accrued bonuses, if any, to the date of termination; any bonus, if any, which would have been paid but for the termination, prorated through the date of termination, based upon the Company's performance and in accordance with the terms, provisions and conditions of any Company incentive bonus plan in which Executive may be designated a participant; if the date of termination occurs within one year of the Commencement Date, an amount equal to 12 months of Executive's base salary at the rate in effect on the date of notice of termination (the "Severance Amount"). The Severance Amount shall be increased to 18 months of Executive's base salary as of the date of the notice of termination if the date of termination is not less than one nor more than two years after the Commencement Date, and the Severance Amount shall be further increased to 24 months of such base salary if the date of termination is more than two years after the Commencement Date; providing for a period of 132 months after the date of termination, at the Company's expense, coverage to Executive under the Company's life insurance and disability insurance policies and to Executive and his dependents under the Company's health plan; if any of the Company's health, life insurance, or disability insurance plans are not continued or if Executive is not eligible for coverage thereunder because of the termination of his employment, the Company shall apply the amount required for Executive to obtain equivalent coverage.

Definition of Cause. For purposes of this Agreement, "Cause" means: (i) misappropriating any funds or property of the Company; (ii) attempting to obtain any material personal profit from any transaction in which the Executive has an interest that is adverse to the material interests of the Company, other than a

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transaction  disclosed  to and approved by the  Company;  (iii) the  Executive's willful and continuing refusal to perform his duties pursuant to this Agreement after reasonable written notice; (iv) the commission by the Executive of any material act of misconduct or dishonesty or any wrongful act which has a direct, substantial and adverse effect on the Company's business or reputation; or (v) conviction of a felony.

Payments Upon  Termination for Good Reason.

Definition of "Good Reason". "Good Reason" shall mean: the assignment of Executive to any duties inconsistent with, or any adverse change in, Executive's titles or positions, duties, responsibilities or status with the Company, or the removal of Executive from, or failure to reelect Executive to, any of such positions; or any attempt to reduce, or a request by the Company that Executive reduce, his base salary; or any other material breach by the Company of this Agreement which is not cured within ten (10) days of notice thereof by Executive to Company; or A Change in Control. A "Change in Control" means the occurrence of any of the following: any "person," as such term is used in Sections 13 (d) and 14(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, its existing shareholders, or Monsanto Corporation or its subsidiaries or affiliates) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or a successor to the Company) representing 50% or more of the combined voting power of the then outstanding securities of the Company or such successor; the dissolution of the Company or liquidation of more than 50% in value of the Company or a sale of assets involving 50% or more in value of the assets of the Company, (ii) any merger or reorganization of the Company whether or not another entity is the survivor, (iii) a transaction (other than the in initial public offering of Company's shares) pursuant to which the holders, as a group, of all of the shares of the Company outstanding before the transaction, hold, as a group, less than 50% of the combined voting power of the Company or any successor company outstanding after the transaction, or (iv) any other event or series of events which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

Termination. Executive may terminate his employment for Good Reason at any time upon providing written notice of termination to the Company. In the event of termination of Executive's employment for Good Reason, the Company shall pay Executive all of the consideration the Company would be obliged to pay to Executive under Section 4 of this Agreement if Executive were terminated without

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Cause.

Voluntary  Termination  by  Executive.  In  addition to the reasons set forth in
Section 6, Executive may terminate this Agreement at any time for any reason or no reason upon delivering thirty (30) days' prior written notice to the Company. No later than the date of termination, the Company shall pay Executive a lump sum equal to his accrued base salary through the date of termination, and all accrued vacation pay and bonuses.

Indemnification. As a director, officer and agent of the Company, Executive shall be fully indemnified by the Company to the fullest extent permitted by California law. To implement this provision, Company shall execute and deliver to Executive its standard form of indemnification agreement for officers and directors, and Executive shall thereafter be entitled to the benefits of any subsequent amendments thereto made for any management executives. In addition, Company agrees to maintain during the term of Executive's employment, a directors and officers insurance policy with customary policy limits and deductible, under which Executive is an insured.

Confidential Information. Executive shall execute and deliver to the Company any standard and reasonable confidentiality and proprietary rights agreement which the Company reasonably requires of all of its management executives.

Assignment. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that Executive may not delegate any of Executive's duties under this Agreement.

Miscellaneous.

Complete Agreement. This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other prior or contemporaneous agreements between the parties which relate to the subject matter contained in this Agreement.

Modification, Amendment, Waiver. No modification or amendment of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in

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accordance with its terms.

Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Attorneys' Fees. In the event of dispute relating to this Agreement (including enforcing judgments and appeals), the prevailing party shall be entitled to reimbursement of its reasonable attorney's fees and costs of suit in addition to such other relief as may be granted.

Notices. All notices and other communications under this Agreement shall be in writing and shall be given in person or by telegraph, telefax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing or one day after transmission of a telegram or telefax, as the case may be, to the respective persons named below:

If to the Company:                  Food Extrusion, Inc.
                                          1241 Hawk's Flight Court
                                          El Dorado Hills, CA  95762
                                          Attention:  Daniel L. McPeak, Chairman

If to the Executive:                Gary A. Miller
                                          122 New Street
                                          New Hope, PA 18938-1208

With a copy to:


         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                              COMPANY: Food Extrusion, Inc. a Nevada corporation

                                            By:/s/ Allen J. Simon
                                               ------------------
                                            Its: Chief Executive Officer

                              EXECUTIVE: /s/ Gary A. Miller 9/12/97
                                        ----------------------------
                                             Gary A. Miller